Zion Oil & Gas

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Petroleum Maps

The three maps in this section are from the 1988 OEIL study. They are exhibited here in a medium resolution for faster down loading. A more detailed resolution is available for each map by clicking on the map (approximately 300Kb each).

This first map shows Zion's Ma'anit-Joseph License area superimposed over the areas in Israel which had been subject to airborne and land vehicle gravity surveys. The center map shows the seismic coverage at the time of the study. Note the limited coverage at that time in the West Bank and the areas to the north of the country, particularly in the area of Zion's License area. With the gravity work and seismic surveys concentrating along the southern Mediterranean coast and south of the Dead Sea, most of the drilling was done in these areas and most of oil or gas shows and commercial discoveries were in those areas, as shown by the third map.

NOTICE

Zion Oil & Gas, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Zion Oil & Gas has filed with the SEC for more complete information about Zion Oil & Gas and its offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Zion Oil & Gas or its underwriter will arrange to send you the prospectus if you request it by calling toll free 1-888-891-9466 or emailing amy@zionoil.com. Direct links to the SEC document location, or to the documents in PDF, may be found on the home page of Zion Oil & Gas, Inc. at www.zionoil.com.

NOTICE: Zion Oil & Gas, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Zion Oil & Gas has filed with the SEC for more complete information about Zion Oil & Gas and its offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Zion Oil & Gas or its underwriter will arrange to send you the prospectus if you request it by clicking here.

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